Exhibit 16.1

July 15, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Dragon Jade International Limited (the “Company”) pertaining to our firm included under Item 4.01 of Form 6-K dated July 15, 2015 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ Dominic K.F. Chan & Co.

Dominic K.F. Chan & Co.